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                                                                   EXHIBIT 23(e)

                       Consent of Independent Accountants

We hereby consent to the use in the Registration Statement on Form S-4 of Southern Michigan Bancorp, Inc. of our report dated February 15, 2000 relating to the consolidated financial statements of Sturgis Bank & Trust Co. and Subsidiaries, which appears in such Registration Statement. We also consent to the incorporation by reference in such Registration Statement of our report dated February 15, 2000, which appears on page 24 of Sturgis Bank & Trust Co. and Subsidiaries' 1999 Annual Report to Stockholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ Plante & Moran, LLP

Kalamazoo, Michigan
June 29, 2000